EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                    CYBEAR AND MEDICONSULT TO JOIN FORCES AS
                        LARGEST ON-LINE PHYSICIAN SERVICE

FORT LAUDERDALE, FLORIDA, and TARRYTOWN, NEW YORK, January 10, 2001 - Andrx Corporation and Mediconsult.com, Inc. (NASDAQ: MCNS) today announced a stock for stock merger wherein Mediconsult will become a part of Cybear Group (NASDAQ:
CYBA). Mediconsult includes Physicians' Online (POL), a leading physician Internet portal with over 217,000 authenticated U.S. physician users logging over 8 million page views each month, as well as eMedEd, Mediconsult's on-line medical education service for physicians. In addition to these services, more than 8,000 physicians use Mediconsult to provide on-line information to their patients through Mediconsult's MyDoctor.com service. Mediconsult's eMedEd division is a leading provider of live, on-line medical education services to physicians in the USA.

The agreement is contingent upon the consummation of certain agreements that will restructure certain of Mediconsult's existing debt and otherwise reduce much of Mediconsult's operating losses. Upon completion of the transaction, approximately 57% of Cybear Group's stock will be held by existing Cybear Group stockholders, 20% by existing Mediconsult stockholders, and 23% by certain Mediconsult debtors who have agreed to restructure their debt as equity. Mediconsult shares will be exchanged for Cybear Group shares on the basis of
 .143 shares of Cybear Group stock for each share of Mediconsult common stock, subject to adjustment. The transaction is subject to approval by the stockholders of Mediconsult and certain other closing conditions, and is expected to be completed in the second quarter of 2001.

In anticipation of the closing, Cybear has agreed to provide Mediconsult with interim financing and is planning to effect synergistic changes to its own organization that will result in a significant reduction of its operating expenses.

Cybear has also entered into a three-year strategic alliance with POL, which is not contingent upon the consummation of the merger. Under this alliance, POL will offer marketing and sales support for existing Cybear services, and POL users will be immediately able to obtain the entire suite of Cybear tools and applications through the Internet portal. Cybear will also be marketing POL's full suite of services to its physician base.

Tim Nolan, Cybear's President and Chief Operating Officer, said "By introducing Mediconsult's established physician user base to the proven Internet-enabled business and practice applications offered by Cybear, we believe that our new combined organization will be able to provide both a viable business model and the breadth of on-line healthcare services that will change and improve physician and healthcare practices."

"With the healthcare industry spending more than $30 billion annually on education, sales and marketing programs for doctors and their patients, we believe the new combined company will be positioned to service the needs of the industry, on-line. Mediconsult and Cybear's management teams share a depth of knowledge in healthcare, business management and in building loyal and active on-line communities based on a commitment to integrity and a common philosophy towards quality and value, " said Ian Sutcliffe, CEO and President of Mediconsult."

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The combined companies hope to expand upon their relationships with their key clients, including Novartis, Bristol-Myers Squibb, Eli Lilly, Johnson & Johnson, Mayo Medical Labs, national reference laboratories as well as over 50 hospital clients, and to attract additional client relationships by offering a complete range of on-line services. These services include continuing medical education, advanced productivity applications for the professional office, internet access, e-mail, health risk assessments, improved compliance programs, purchase programs for injectables, vaccines and medical supplies, new and renewal prescription ordering, reference lab test ordering, and lab results reporting, all within a secure internet environment. Productivity applications will be available on a transaction or subscription basis to physicians, physician organizations, pharmacies, and other providers. The POL website (www.pol.net) will continue to be a secure, physician-only Internet environment.

Andrx Corporation - Cybear Group stock tracks the business of Cybear, Inc., which is headquartered in Boca Raton, Florida, and is an Internet Service Provider (ISP) and Applications Service Provider (ASP) for the healthcare industry. Cybear uses its own secure private network to provide access to the Internet, e-mail, and productivity applications available on a transaction or subscription basis to physicians, physician organizations, pharmacies, and hospitals.

Mediconsult.com, Inc. is the leading Internet provider of healthcare solutions, interactive tools, and on-line clinical discussions for physicians. Founded in 1996, the company's mission is to improve patient outcomes through information and resources that educate doctors, empower patients and enhance the doctor/patient relationship. Mediconsult has the first and most active community of on-line physicians - with more than 217,000 authenticated U.S. physicians registered on its Physicians' Online service. Mediconsult earns revenues from leading pharmaceutical firms by educating and supporting doctors and patients about the effective use of their products.

This press release contains forward-looking information regarding Andrx Corporation, Cybear, Inc. and Mediconsult.com, Inc. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenue and expenses, anticipated transactions, planned product development and products or service line growth, may be significantly impacted by certain risks and uncertainties, including, but not limited to, failure of the clinical e-commerce industry to develop at anticipated rates, failure of the company's clinical information technology products and services and planned products to gain significant market acceptance, contracts not materializing, delays in customer acceptance of the companies technology, competition and other economic factors. These forward-looking statements speak only as of the date hereof, and Andrx, Cybear and Mediconsult disclaim any intention or obligations to update its forward-looking statements in the future. Additional risks and uncertainties are described in the documents filed by Andrx, Cybear and Mediconsult with the United States Securities and Exchange Commission.

More information and subscriptions to dr.cybear and rx.cybear, Cybear's Internet products, as well as Mediconsult, POL and eMedEd are available on-line at www.cybear.com and www.mediconsultinc.com or by calling 877-999-3001.

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Contacts:

Cybear, Inc.
Timothy Nolan, President and COO
Tel: 877-999-3500
E-mail: tnolan@cybear.com

Andrx Corporation
Angelo C. Malahias, VP and CFO
Tel: 954-584-0300
E-mail: amalahias@andrx.com

Mediconsult.com, Inc.
Ian Sutcliffe, President and CEO
Tel: 914-332-6100 x297
E-mail: isutcliffe@mediconsult.com

Michael Ingram, CFO and General Counsel
Tel: 914-332-6100 x207
E-mail: mingram@mediconsult.com